Exhibit 99.1
Roivant Announces Positive Phase 2 Results for Brepocitinib in Cutaneous Sarcoidosis (CS) and Reports Financial Results for the Third Quarter Ended December 31, 2025
•Brepocitinib 45 mg significantly improved cutaneous sarcoidosis disease activity, achieving a 22.3-point improvement in mean CSAMI-A at Week 16 versus a 0.7-point improvement in placebo (Δ21.6 p<0.0001). Brepocitinib demonstrated rapid, deep and sustained improvements across all other efficacy endpoints measured with consistent safety profile

•Priovant plans to progress CS to a pivotal program with a Phase 3 study starting in calendar year 2026 following engagement with the FDA, representing the third indication with a pivotal program for brepocitinib

•New Drug Application (NDA) was submitted to the FDA for brepocitinib in dermatomyositis (DM). Topline data from Phase 3 studies in non-infectious uveitis (NIU) are expected in the second half of calendar year 2026. Roivant continues to actively explore other indications for brepocitinib

•IMVT-1402 potentially registrational trial in difficult-to-treat rheumatoid arthritis (D2T RA) fully enrolled, with topline data expected in the second half of calendar year 2026; topline data from the proof-of-concept trial in cutaneous lupus erythematous (CLE) expected in the second half of calendar year 2026

•Mosliciguat Phase 2 trial in pulmonary hypertension associated with interstitial lung disease (PH-ILD) fully enrolled, with topline data expected in the second half of calendar year 2026

•LNP litigation continues to progress, with favorable summary judgment decision in U.S. Moderna case affirming Genevant's view of section 1498: the significant majority of liability belongs in the current case against Moderna. Jury trial in the U.S. Moderna case scheduled for March 2026 and first major hearings in international proceedings expected in the first half of calendar year 2026

•Roivant-led Immunovant financing alongside key institutional investors generated gross proceeds to Immunovant of approximately $550 million, extending Immunovant’s cash runway to the launch of IMVT-1402 in Graves’ disease (GD)

•Roivant reported consolidated cash, cash equivalents, restricted cash and marketable securities of $4.5 billion as of December 31, 2025, supporting cash runway into profitability

•Roivant will host a live conference call and webcast at 8:00 a.m. ET on Friday, February 6, 2026, to discuss positive Phase 2 results for brepocitinib in CS and report its financial results for the third quarter ended December 31, 2025
BASEL, Switzerland and LONDON and NEW YORK, February 6, 2026 – Roivant (Nasdaq: ROIV) today announced positive Phase 2 results for brepocitinib in cutaneous sarcoidosis (CS) and reported its financial results for the third quarter ended December 31, 2025.

"2025 was a transformative year for Roivant, driven by the quality of our clinical execution and its resulting data. We are entering 2026 with early momentum across our late stage pipeline with ambitions of another groundbreaking year. The positive data for brepocitinib in CS represents a breakthrough for the field, generating clinically meaningful outcomes for patients in need in the first ever positive placebo-controlled trial for any therapy in CS," said Matt Gline, CEO of Roivant. "Together with this data, I’m proud of our continued execution elsewhere in our pipeline, including with today's announcement of the NDA filing for brepocitinib in dermatomyositis and the completion of enrollment in multiple large studies setting the stage for the year ahead."

BEACON Study Results
The BEACON study enrolled 31 patients across 15 sites in the United States, randomized 3:2:2 to once daily brepocitinib 45 mg, 15 mg, or placebo with a 16-week treatment period. The brepocitinib 45 mg arm comprised the most treatment-refractory group, with the highest percentage of patients with longstanding disease, damage, and difficult-to-treat plaque-predominant morphology. Despite this, patients in the 45 mg arm achieved meaningful clinical improvement compared to placebo, including 100% response rates on multiple endpoints. Brepocitinib 15 mg patients also improved considerably, with numerically similar improvement to the 45 mg arm on lower-bar endpoints and evidence of dose-dependent benefit seen on higher bar endpoints and patient reported outcomes. Placebo patients experienced almost no improvement, consistent with natural disease course.
On the Cutaneous Sarcoidosis Activity and Morphology Instrument – Activity score (CSAMI-A), brepocitinib 45 mg achieved a 22.3-point mean improvement at Week 16 versus a 0.7-point improvement in placebo (Δ21.6 P<0.0001). Statistically significant separation was observed as early as Week 4 and maintained at all timepoints thereafter. One hundred percent of brepocitinib 45 mg patients achieved at least a 10-point improvement on CSAMI-A compared to 14% of placebo patients, and 62% of brepocitinib 45 mg patients achieved CSAMI-A <5 (functional remission), compared to 0% of placebo patients.

Treatment Arm	Mean CSAMI-A Change from Baseline at Week 16	Achievement of CSAMI-A ≥ 10-point Reduction at Week 16	Achievement of CSAMI-A < 5 (Functional Remission) at Week 16
45 mg (n = 13)	-22.3	100%	62%
15 mg (n = 11)	-22.2	73%	46%
Placebo (n = 7)	-0.7	14%	0%
45 mg vs. placebo	∆ -21.6; P<0.0001	∆ 86%; P=0.0002	∆ 62%; P=0.0147
15 mg vs. placebo	∆ -21.5; P<0.0001	∆ 58%; P=0.0498	∆ 46%; P=0.1013

On the Investigator’s Global Assessment (IGA), 69% of brepocitinib 45 mg patients achieved the gold standard two-point improvement to Clear (0) / Almost Clear (1), compared to 0% of placebo patients (Δ 69% P=.0047). Brepocitinib 45 mg also demonstrated statistically significant improvement over placebo on key patient reported outcomes, including the King’s Sarcoidosis Questionnaire (KSQ) Skin Domain, the Skindex-16, and the Patient’s Global Impression of Change (PGI-C). On PGI-C, 100% of patients receiving the 45 mg dose reported improvement from baseline, compared to 29% of placebo patients (Δ 71% P=.0014).
Brepocitinib was well tolerated during the study treatment period, with no Serious Adverse Events (SAEs) and all Adverse Events (AEs) graded mild or moderate in severity. Brepocitinib has been evaluated in more than 1,500 patients and subjects, with an observed safety profile consistent with approved JAK1 and TYK2 inhibitors.
Priovant plans to progress CS to a pivotal program with a Phase 3 study starting in calendar year 2026 following engagement with the FDA, representing the third indication with a pivotal program for brepocitinib.

“The BEACON study is a watershed moment for the sarcoidosis field, and most importantly, for our patients,” said Dr. Misha Rosenbach, MD, Professor of Dermatology and Rheumatology and Director of the Cutaneous Sarcoidosis Program at the Hospital of the University of Pennsylvania. “This is an incredible milestone for a historically neglected disease – the study drug showed a clear difference in patients who received the medication compared to placebo, both from the patient and the physician perspective, and appeared to be well tolerated. This is the sort of data you dream of seeing when you look at trial results – and I would call this a transformational moment for sarcoidosis.”

Recent Developments
•Priovant: In February 2026, Priovant announced positive Phase 2 results for brepocitinib in cutaneous sarcoidosis (CS). Brepocitinib 45 mg significantly improved CS disease activity, achieving a 22.3-point improvement in mean CSAMI-A at Week 16 versus a 0.7-point improvement in placebo (Δ21.6 p<0.0001). Brepocitinib demonstrated rapid, deep and sustained improvements across all other efficacy endpoints measured with consistent safety profile. New Drug Application (NDA) was submitted to the FDA for brepocitinib in dermatomyositis (DM). Topline data from Phase 3 studies in non-infectious uveitis (NIU) are expected in the second half of calendar year 2026.
•Immunovant: Potentially registrational trial for IMVT-1402 in difficult-to-treat rheumatoid arthritis (D2T RA) fully enrolled, with topline data expected in the second half of calendar year 2026. All other clinical development timelines remain on track for IMVT-1402 across announced indications, including potentially registrational trials in Graves’ disease (GD), myasthenia gravis (MG), chronic inflammatory demyelinating polyneuropathy (CIDP), and Sjögren’s disease (SjD), and a proof-of-concept trial in cutaneous lupus erythematosus (CLE). Roivant-led Immunovant financing alongside key institutional investors generated gross proceeds to Immunovant of approximately $550 million, extending Immunovant’s cash runway to the launch of IMVT-1402 in GD.
•Pulmovant: Phase 2 trial of mosliciguat in pulmonary hypertension associated with interstitial lung disease (PH-ILD) fully enrolled, with topline data expected in the second half of calendar year 2026.
•Genevant: Favorable summary judgment decision in U.S. Moderna case affirms Genevant's view of section 1498: the significant majority of liability belongs in the current case against Moderna. Jury trial in U.S. Moderna case scheduled for March 2026 and international proceedings continue with first major hearings expected in the first half of calendar year 2026.
•Roivant: Roivant reported consolidated cash, cash equivalents, restricted cash and marketable securities of $4.5 billion as of December 31, 2025, supporting cash runway into profitability.
Major Upcoming Milestones
•Priovant plans to progress CS to a pivotal program with a Phase 3 study starting in calendar year 2026 following engagement with the FDA, representing the third indication with a pivotal program for brepocitinib. Topline data from the Phase 3 trial of brepocitinib in NIU are expected in the second half of calendar year 2026. Roivant continues to actively explore other indications for brepocitinib.
•Immunovant expects to report topline data from the potentially registrational trial of IMVT-1402 in D2T RA and proof-of-concept trial of IMVT-1402 in CLE in the second half of calendar year 2026. Immunovant anticipates sharing topline data from both of its Phase 3 studies to evaluate batoclimab as a treatment for active moderate to severe thyroid eye disease (TED) in the first half of calendar year 2026. In calendar year 2027, topline data are expected across potentially registrational trials of IMVT-1402 in GD and MG.
•Pulmovant expects to report topline data from the ongoing Phase 2 trial of mosliciguat in PH-ILD in the second half of calendar year 2026.
•Genevant LNP litigation continues to progress, with summary judgment phase in the U.S. Moderna case ongoing and jury trial in the U.S. Moderna case scheduled for March 2026. First major hearings in international proceedings expected in the first half of calendar year 2026. Discovery phase of Pfizer/BioNTech case is ongoing.

Third Quarter Ended December 31, 2025 Financial Summary
Cash Position and Marketable Securities
As of December 31, 2025, the Company had consolidated cash, cash equivalents, restricted cash and marketable securities of approximately $4.5 billion.
Research and Development Expenses
Research and development (R&D) expenses increased by $23.8 million to $165.4 million for the three months ended December 31, 2025, compared to $141.6 million for the three months ended December 31, 2024. This increase was primarily driven by an increase in program-specific costs of $11.3 million and share-based compensation of $8.4 million.
The $11.3 million increase in program-specific costs was primarily driven by increases of $5.7 million related to mosliciguat and $5.3 million related to brepocitinib, reflecting the progression of our programs.
The $8.4 million increase in share-based compensation expense, which is an unallocated internal cost, was primarily driven by incremental share-based compensation expense as a result of the exchange of certain vested equity granted under the Priovant Holdings, Inc. (“Priovant”) 2021 Equity Incentive Plan for RSL common shares (the “Exchange Offer”).

Non-GAAP R&D expenses were $146.7 million for the three months ended December 31, 2025, compared to $131.2 million for the three months ended December 31, 2024.
General and Administrative Expenses
General and administrative (G&A) expenses increased by $33.5 million to $175.1 million for the three months ended December 31, 2025, compared to $141.5 million for the three months ended December 31, 2024. This increase was primarily due to an impairment loss of $17.1 million related to the relocation of the U.S. corporate headquarters of Roivant Sciences, Inc. and an increase of $17.5 million in share-based compensation expense, primarily driven by the Priovant Exchange Offer. These increases were partially offset by a decrease of $5.3 million in personnel-related expense, primarily due to the conclusion of one-time cash retention awards under the Cash Bonus Program.
Non-GAAP G&A expenses were $71.0 million for the three months ended December 31, 2025, compared to $71.1 million for the three months ended December 31, 2024.
Income from discontinued operations, net of tax
Income from discontinued operations, net of tax was $327.0 million for the three months ended December 31, 2024 and reflects the gain on sale of subsidiary interests resulting from the sale of our entire equity interest in our majority-owned subsidiary, Dermavant, to Organon in October 2024, partially offset by Dermavant’s net losses.
Loss from continuing operations, net of tax
Loss from continuing operations, net of tax was $313.7 million for the three months ended December 31, 2025, compared to $208.9 million for the three months ended December 31, 2024. On a basic and diluted per common share basis, loss from continuing operations, net of tax was $0.38 and $0.22, respectively, for the three months ended December 31, 2025 and 2024.
Non-GAAP loss from continuing operations, net of tax was $167.0 million for the three months ended December 31, 2025, compared to $143.7 million for the three months ended December 31, 2024.
ROIVANT SCIENCES LTD.
Selected Balance Sheet Data
(unaudited, in thousands)

	December 31, 2025	March 31, 2025
Cash, cash equivalents and restricted cash	$1,488,770	$2,725,661
Marketable securities	3,051,708	2,171,480
Total assets	5,225,368	5,436,940
Total liabilities	251,144	249,742
Total shareholders’ equity	4,974,224	5,187,198
Total liabilities and shareholders’ equity	5,225,368	5,436,940

ROIVANT SCIENCES LTD.
Condensed Consolidated Statements of Operations
(unaudited, in thousands, except share and per share amounts)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2025	2024	2025	2024
Revenue	$1,999	$9,018	$5,740	$21,483
Operating expenses:
Cost of revenues	700	259	965	706
Research and development (includes $18,123 and $9,685 of share-based compensation expense for the three months ended December 31, 2025 and 2024 and $40,218 and $30,128 for the nine months ended December 31, 2025 and 2024, respectively)	165,380	141,595	482,867	405,175
General and administrative (includes $86,874 and $69,386 of share-based compensation expense for the three months ended December 31, 2025 and 2024 and $228,778 and $165,670 for the nine months ended December 31, 2025 and 2024, respectively)	175,072	141,545	452,216	444,318
Total operating expenses	341,152	283,399	936,048	850,199
Gain on sale of Telavant net assets	—	—	—	110,387
Loss from operations	(339,153)	(274,381)	(930,308)	(718,329)
Change in fair value of investments	(21,592)	21,314	(130,968)	(42,287)
Change in fair value of liability instruments	24,416	(2,147)	47,704	(1,632)
Interest income	(43,266)	(61,851)	(136,929)	(203,751)
Other (income) expense, net	(8,342)	2,816	8,560	7,877
Loss from continuing operations before income taxes	(290,369)	(234,513)	(718,675)	(478,536)
Income tax expense (benefit)	23,332	(25,568)	34,976	(1,147)
Loss from continuing operations, net of tax	(313,701)	(208,945)	(753,651)	(477,389)
Income from discontinued operations, net of tax	—	327,020	—	373,030
Net (loss) income	(313,701)	118,075	(753,651)	(104,359)
Net loss attributable to noncontrolling interests	(47,810)	(51,306)	(150,886)	(138,853)
Net (loss) income attributable to Roivant Sciences Ltd.	$(265,891)	$169,381	$(602,765)	$34,494

Amounts attributable to Roivant Sciences Ltd.:
Loss from continuing operations, net of tax	$(265,891)	$(157,639)	$(602,765)	$(338,691)
Income from discontinued operations, net of tax	—	327,020	—	373,185
Net (loss) income attributable to Roivant Sciences Ltd.	$(265,891)	$169,381	$(602,765)	$34,494

Basic and diluted net (loss) income per common share:
Basic and diluted loss from continuing operations	$(0.38)	$(0.22)	$(0.88)	$(0.46)
Basic and diluted income from discontinued operations	$—	$0.45	$—	$0.51
Basic and diluted net (loss) income per common share	$(0.38)	$0.23	$(0.88)	$0.05

Weighted average shares outstanding:
Basic	696,859,682	722,716,168	686,052,379	731,318,202
Diluted	696,859,682	722,716,168	686,052,379	731,318,202

ROIVANT SCIENCES LTD.
Reconciliation of GAAP to Non-GAAP Financial Measures
(unaudited, in thousands)

		Three Months Ended December 31,		Nine Months Ended December 31,
	Note	2025	2024	2025	2024
Loss from continuing operations, net of tax		$(313,701)	$(208,945)	(753,651)	(477,389)
Adjustments:
Research and development:
Share-based compensation	(1)	18,123	9,685	40,218	30,128
Depreciation and amortization	(2)	548	728	2,010	2,147
General and administrative:
Share-based compensation	(1)	86,874	69,386	228,778	165,670
Depreciation and amortization	(2)	142	1,083	700	3,267
Impairment loss from relocation of Roivant Sciences, Inc.’s headquarters	(3)	17,098	—	17,098	—
Gain on sale of Telavant net assets	(4)	—	—	—	(110,387)
Other:
Change in fair value of investments	(5)	(21,592)	21,314	(130,968)	(42,287)
Change in fair value of liability instruments	(6)	24,416	(2,147)	47,704	(1,632)
Estimated income tax impact from adjustments	(7)	21,058	(34,786)	23,174	(38,976)
Adjusted loss from continuing operations, net of tax (Non-GAAP)		$(167,034)	$(143,682)	$(524,937)	$(469,459)

		Three Months Ended December 31,		Nine Months Ended December 31,
	Note	2025	2024	2025	2024
Research and development expenses		$165,380	$141,595	$482,867	$405,175
Adjustments:
Share-based compensation	(1)	18,123	9,685	40,218	30,128
Depreciation and amortization	(2)	548	728	2,010	2,147
Adjusted research and development expenses (Non-GAAP)		$146,709	$131,182	$440,639	$372,900

		Three Months Ended December 31,		Nine Months Ended December 31,
	Note	2025	2024	2025	2024
General and administrative expenses		$175,072	$141,545	$452,216	$444,318
Adjustments:
Share-based compensation	(1)	86,874	69,386	228,778	165,670
Depreciation and amortization	(2)	142	1,083	700	3,267
Impairment loss from relocation of Roivant Sciences, Inc.’s headquarters	(3)	17,098	—	17,098	—
Adjusted general and administrative expenses (Non-GAAP)		$70,958	$71,076	$205,640	$275,381
Notes to non-GAAP financial measures:
(1)Represents non-cash share-based compensation expense.

(2)Represents non-cash depreciation and amortization expense.
(3)Represents a loss on impairment of the operating lease right-of-use asset and leasehold improvements for the former U.S. corporate headquarters of Roivant Sciences, Inc., following relocation to a new office space and execution of an agreement to sublease the former office space during the three months ended December 31, 2025.
(4)Represents a gain on the sale of Telavant net assets to Roche due to achievement of a one-time milestone in June 2024.
(5)Represents the unrealized (gain) loss on equity investments in unconsolidated entities that are accounted for at fair value with changes in value reported in earnings.
(6)Represents the change in fair value of liability instruments, which is non-cash and primarily includes the loss (gain) relating to the measurement and recognition of fair value on a recurring basis of certain liabilities.
(7)Represents the estimated tax effect of the adjustments.

Investor Conference Call Information
Roivant will host a live conference call and webcast at 8:00 a.m. ET on Friday, February 6, 2026, to report its financial results for the third quarter ended December 31, 2025, and provide a corporate update.
To access the conference call by phone, please register online using this registration link. The presentation and webcast details will also be available under “Events & Presentations” in the Investors section of the Roivant website at https://investor.roivant.com/news-events/events. The archived webcast will be available on Roivant’s website after the conference call.
About Roivant
Roivant (Nasdaq: ROIV) is a biopharmaceutical company that aims to improve the lives of patients by accelerating the development and commercialization of medicines that matter. Roivant’s pipeline includes brepocitinib, a potent small molecule inhibitor of TYK2 and JAK1 in development for the treatment of dermatomyositis, non-infectious uveitis and cutaneous sarcoidosis; IMVT-1402 and batoclimab, fully human monoclonal antibodies targeting FcRn in development across several IgG-mediated autoimmune indications; and mosliciguat, an inhaled sGC activator in development for pulmonary hypertension associated with interstitial lung disease. We advance our pipeline by creating nimble subsidiaries or “Vants” to develop and commercialize our medicines and technologies. Beyond therapeutics, Roivant also incubates discovery-stage companies and health technology startups complementary to its biopharmaceutical business. For more information, visit https://roivant.com.
Roivant Forward-Looking Statements
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Although we believe that our plans, intentions, expectations and strategies as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a number of risks, uncertainties and assumptions, including, but not limited to, those risks set forth in the Risk Factors section of our filings with the U.S. Securities and Exchange Commission. Moreover, we operate in a very competitive and rapidly changing environment in which new risks emerge from time to time. These forward-looking statements are based upon the current expectations and beliefs of our management as of the date of this press release, and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Except as required by applicable law, we assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
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